Exhibit 10.2

[Name of Employee]

[Address]

[Date]

FORM OF EMPLOYMENT AGREEMENT_A

PRIVATE & CONFIDENTIAL

Dear [Name of Employee],

We are pleased to present you with this offer of employment, subject to the terms and conditions outlined in this Employment Agreement and the attached Appendices 1, 2 and 3. These collectively constitute the “Agreement” between you and Studio City Entertainment Limited, a company duly incorporated and existing under the laws of Macau (the “Company”).

Appointment

You will be appointed to the position of [Position] This appointment subject to the issuance (and subsequent renewal) of an appropriate work visa and will be effective from [Date] or the date you obtain an appropriate working visa, whichever is the later, (the “Commencement Date”) and will end on your working visa expiry date. Upon renewal of your working visa this Employment will be automatically renewed until the day of expiry your renewed working visa.

Your employment entity is the Company.

The probation period is [applicable period, if any].

During the term of your employment you shall serve as [Position] or in any other capacity that the Company may reasonably require without any additional remuneration. Your place of employment shall be the principal offices of the Company in Macau; provided, however, that you understand and agree that you will be required to travel from time to time for business reasons between Hong Kong, Macau and other business locations of the Company or any other Group Company.

You agree that the Company may (i) if and as permitted by Macau law, require you to perform duties for any other Group Company whether for the whole or part of your working time and in performing those duties; (ii) transfer your employment to another Group Company with no impact on your responsibility, employment terms and conditions; and (iii) you will keep your immediate supervisor, to be advised by the Company from time to time (“Supervisor”), and/or the Company, fully informed of your conduct of the business, finances or affairs of the Company and other Group Companies in a prompt and timely manner. You will, based on your best information and knowledge, promptly disclose to your Supervisor and/or Company full details of any wrongdoing by any employee of any Group Company where that wrongdoing is material to that employee’s employment by the relevant Group Company or to the interests or reputation of any Group Company.

For so long as you are employed by the Company, you shall devote your full working time, attention and skill to your duties and you shall faithfully serve the Company and the Group, shall properly perform your duties and exercise your powers in the best interests of the Company and other Group Companies, comply with the Company or Group policies applicable to you from time to time regarding business conduct, confidentiality and otherwise, shall in all respects conform to and comply with the lawful directions and instructions given to you by your Supervisor and/or Company and shall use your best efforts to promote and serve the interests and reputation of the Company and other Group Companies. Further, you shall not, directly or indirectly, render services to any other person or organization without the consent of the Supervisor and/or the Company or otherwise engage in activities that would interfere with your faithful performance of your duties under this Agreement.

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Remuneration

Your base salary will be MOP                 per annum (the “Base Salary”). It is the Company’s principle that all employees have to take full responsibility of their income tax according to the tax rules of the working location or the jurisdiction governing this agreement. Any payments made or benefits provided to you under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law.

If you are requested to serve as a director or an officer of any Group Company and you agree to do so, you will do so for [remuneration amount, if any].

Annual Bonus Plan

You will be eligible to participate in the relevant discretionary Annual Bonus Plan (“Plan”) in accordance with prevailing terms and conditions, as relevant to your business unit. Any payment under the Plan shall take into account your individual performance.

Unless otherwise advised by the Company, any discretionary payments under the Plan will be based on the achievement of Studio City property objectives.

The Plan is an absolute discretionary plan and is not an entitlement. The rules and terms relating to the plan (including without limitation, the terms of payment) and the continuation of a Plan are at the discretion of and subject to the approval of the Parent Company (as defined in Appendix 2), and any other required approval, and may be amended from time to time at Parent Company’s discretion.

Subject to applicable Company Policy, which may be amended from time to time, and other prevailing terms and conditions of a Plan, you shall not be eligible to participate in a Plan, if:

(i)	you are not actively working on payment date (i.e. you are on Garden leave);

(ii)	you have served termination notice or have been served termination notice by the Company on or before payment date;

(iii)	you have an unsatisfactory performance rating and/or are subject to any disciplinary action (including without limitation any final written warning) during a Plan relevant cycle

Long Term Incentive Plan

From time to time, the Parent Company may issue a Group wide equity grant to employees, as determined by the Board and the Compensation Committee of the Parent Company.

You may be considered as a potential recipient of such equity grant, if and when a Group wide issuance is determined, subject to approval of Studio City Holdings Limited and any other applicable approval. The equity grant to employees is an absolutely discretionary plan, and is not an entitlement. The terms of equity grant will be subject to the rules of the equity grant program at that time.

Employee Benefits

You will be provided with a personalized Employee Benefits Plan, which is summarized in Appendix

1.	Our policies concerning employee benefits are subject to periodic review.

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Exemption of working hours

The appointed position is agreed to be a management position and as such you agree that the functions and inherent duties and responsibilities require that you will be exempt of a working schedule. You therefore agree to waive the normal working hours contemplated by law.

You acknowledge and agree that you may be required to work beyond normal working hours to complete the duties and responsibilities of your position and that your remuneration includes a component for working beyond normal working hours, notwithstanding your rights and guarantees including rest periods, mandatory holidays and annual leave.

No conflict agreement

You represent and warrant to the Company that (a) you have not taken, and/or will return or (with the consent of your former employer) destroy without retaining copies, all proprietary and confidential materials of your former employer; (b) you have not used any confidential, proprietary or trade secret information in violation of any contractual or common law obligation to your former employer; (c) except as previously disclosed to the Company in writing, you are not party to any agreement, whether written or oral, that would prevent or restrict you from engaging in activities competitive with the activities of your former employer, from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, your former employer or, if you are subject to such an agreement or policy, you have complied with it; and (d) you are not a party to any agreement, whether written or oral, that would be breached by or would prevent or interfere with the execution by you of this Agreement or the fulfillment by you of your obligations hereunder.

Termination of Employment

Your Employment may be terminated in any of the following circumstances:

a)	By either party giving to the other not less than 6 months prior written notice;

b)	On immediate written notice if your Employment is terminated for Cause, in which case you will have no claim for damages or any other remedy against the Company.

Please refer to Clauses 5 and 6 in Appendix 2 for further terms and conditions.

Governing Law

This Employment Agreement and the attached Appendices 1, 2 and 3 are governed by and shall be interpreted and construed in accordance with the laws of Macau. The parties agree to submit to the exclusive jurisdiction of the courts of Macau in the event of any dispute, claim or matter arising from the Agreement.

It should be noted that headings to the clauses contained in the Agreement are inserted for convenience only and shall not affect the construction of the Agreement. The terms and conditions of your Employment are considered confidential and should not be disclosed to any unauthorized parties.

Save for those matters that are expressly contemplated and dealt with in this Agreement, your entitlements and obligations shall be governed by and subject to the Group and Group’s internal codes, practices, policies and procedures as may be in place from time to time.

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This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof. All such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations there-under.

You acknowledge that you have not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it. You agree and acknowledge that your only rights and remedies in relation to any representation, warranty or undertaking made or given in connection with this Agreement (unless such representation, warranty or undertaking was made fraudulently) will be for breach of the terms of this Agreement, to the exclusion of all other rights and remedies (including those in tort or arising under statute).

If the foregoing concurs with your understanding of the terms and conditions of Employment, please sign and return the duplicate original of the Agreement to Human Resources Department, initialing each page, to signify your understanding, acceptance and agreement.

We would like to take this opportunity to congratulate you on your new position, we are looking forward to working with you and welcoming you to our team.

For and on behalf of

Studio City Entertainment Limited

[Name]

Accepted and agreed by:

Name:
Nationality:
Passport No.:
Date:

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Other Terms and Conditions

APPENDIX 2

1.	Conditions of the Present Offer of Employment and Regulatory Approval

a)	This offer is subject to your possession of a valid working visa in Macau, satisfactory outcome of a pre-employment medical and probity check if required.

b)	Your Employment continues to be subject to the Group’s security checks and may be conditional upon you maintaining a license issued by a regulatory authority, including any regulatory authority in Macau.

c)	You must advise the Company if you are charged with or convicted of any criminal offence, on the commencement or finalization of any civil proceedings in which you are involved as a party, on the commencement of any bankruptcy proceedings against you, on the making of any default judgment against you, or upon any change of your name, residential address or residency, or working visa status. Failure to make such advice may lead to suspension or cancellation of your license (if any) and to disciplinary action which may lead to termination of Employment.

2.	Duties and Responsibilities

a)	You agree that you will comply with the Group’s Policies and Procedures as determined or varied from time to time and that such Policies and Procedures shall form part of the Agreement. Some of the Group’s Policies and Procedures provide that a failure to comply may result in disciplinary or other action being taken by the Company. You must familiarize yourself with all Policies and Procedures, to ensure compliance. This appointment is subject to your agreement to the Code of Business Conduct and Ethics (refer to Appendix 3).

b)	During your Employment, no private software or personal files are allowed in the Company’s and/or the relevant Group Company’s user units, application servers, computer terminals or workstations.

c)	During your Employment it is also prohibited to use or download any software from the Company and/or the relevant Group Company to all your self-owned personal computers units, application servers, computer terminals, workstations, data files, designated sites or printed, electronic, magnetic or optical storage media.

3.	Place of Work

Your principal place of work will be in Macau. You may be required to travel internationally to work at the Shareholders’ offices or other destinations as required by the Company and/or the relevant Group Company with the approval of management.

4.	Confidentiality

a)	During the course of your Employment (unless necessary for the performance of your duties hereunder or unless with prior written consent of the Company) and after its termination, you will not directly or indirectly divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any Confidential Information which may come to your knowledge during your Employment, and you will not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Company, the Shareholders or Group Companies.

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b)	In the event you become legally compelled to disclose any Confidential Information, you shall provide the Company with prompt written notice so that the Company, the relevant Group Company or the relevant Shareholder may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, you shall disclose only that portion of the Confidential Information you are legally compelled to disclose or take only such action as is legally required by binding order and shall exercise your reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded to any such Confidential Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by you, including attorneys’ fees, in connection with your compliance with the immediately preceding sentence.

c)	All written documents and other tangible sources of Confidential Information relating to the Company, the Shareholders or any Group Company or their business belong to such relevant Group Companies and shall be returned to the Company, if requested, and in any event, immediately during the course and upon termination of your Employment.

5.	Termination of Employment and Garden Leave

a)	If your Employment is terminated by either you or the Company on notice, or if you purport to terminate the Employment in breach of contract, the Company may in its absolute discretion by written notice require you not to attend work (or to perform only specified services) until your Employment ends, subject to Company rules or any applicable policy.

b)	During any period for which the Company exercises its rights under Clause 5 (a) (“Garden Leave”), the Company shall not be obliged to provide you with any work or vest any powers in you and you shall have no right to perform any services for the Company. Notwithstanding, during the Garden Leave Period you shall continue to comply with all your obligations towards the Company and, if so requested by the Company, you shall attend to your place of work and/or perform any specified duties required by the Company.

c)	During any period of Garden Leave, you will:

i)	continue to receive your Base Salary and your contractual benefits (for the avoidance of doubt you will not be entitled to any other benefits that may be provided by the Company from time to time);

ii)	remain an employee of the Company and be bound by the terms of the Agreement;

iii)	not, without the prior written consent of the Company or otherwise at the request of the Company, attend your place of work or any other premises of the Company or any other Group Company;

iv)	not, without the prior written consent of the Company, contact or deal with (or attempt contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any other Group Company; and

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v)	(except during any periods taken as holiday in the usual way) ensure that the Company knows where you are and how you can be contacted during working hours.

d)	During Garden Leave you are still subject to immediate termination if you are terminated for Cause.

e)	If your Employment is terminated by either you or the Company on notice, or if you purport to terminate the Employment in breach of contract, the Company may at its absolute discretion alter your duties and/or transfer you to another role (such transfer may involve a relocation if agreed) until your Employment ends provided only that:

i)	you have necessary skills and competencies to perform the duties or new role; and

ii)	your Base Salary remains unaltered.

f)	The Company may suspend you from your Employment on full Base Salary at any time to investigate any matter in which the Company reasonably believes you are implicated or involved (whether directly or indirectly) and which might amount to Cause.

g)	Upon termination of your Employment or, if earlier, at the start a period of Garden Leave:

i)	you shall forthwith cease to use all software of the Company and/or the relevant Group Company and shall not delete or remove such items from such company’s user units, application servers, computer terminals, workstations, data files, designated sites or printed, electronic, magnetic or optical storage media;

ii)	you shall irretrievably delete any information relating to the business of the Company or any other Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession, custody, care or control outside the premises of the Company or any other Group Company;

iii)	you shall deliver to the Company or the relevant Group Company all materials, records and other information (in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) made, compiled or acquired by you during your Employment and relating to the Company or any other Group Company or its or their business contacts, any keys, credit cards and any other property at the Company or any other Group Company which is in your possession, custody, care or control;

iv)	upon the request of the Company, you shall confirm in writing your compliance with your obligations under this Clause 5 (g).

h)	You hereby acknowledge and agree that in case of termination of your Employment with the Company you will not be eligible to be re-employed by the Company to work in a casino operated by the Company in a property not fully owned by the Company or by a Group Company for a period of three months starting from the date of termination of your Employment with the Company. This Clause 5 (h) only apply to employment with Melco Resorts (Macau) Limited.

i)	In the event you are engaged in the future by the Company for the purposes of working in a casino operated by the Company in a property not fully owned by the Company or by a Group Company you will not be entitled for any purposes to any of the amounts, benefits and/or seniority rights in connection with the Agreement. This Clause 5 (i) only apply to employment with Melco Resorts (Macau) Limited.

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6.	Restrictions after Termination of Employment

a)	You are likely to obtain trade secrets and confidential information and personal knowledge of and influence over suppliers, customers, consultants and employees of the Group Companies during the course of your Employment. To protect these interests of the Company, you agree with the Company that you will not during the Restricted Period, directly or indirectly, on your own account or on behalf of or in association with any person:

i)	be engaged, concerned, interested or otherwise involved in any Capacity with any business carried on within the Restricted Area which is (or intends to be) wholly or partly similar to or in competition with any Restricted Business (save as the holder as a passive investor only of not more than 5% of the issued ordinary shares of any company listed on NASDAQ or any other recognized investment exchange);

ii)	be engaged, concerned, interested or otherwise involved in any Capacity with any business carried on within the Other Restricted Area which is (or intends to be) wholly or partly similar to or in competition with any Restricted Business (save as the holder as a passive investor only of not more than 5% if the issued ordinary shares of any company listed on NASDAQ or any other recognized investment exchange);

iii)	solicit or seek or endeavour to entice away from any Group Company any business orders or customs of any Customer with a view to providing services to that Customer in competition with or similar to any Restricted Business in whole or in part;

iv)	induce, solicit or entice or endeavour to induce, solicit or entice away from any Group Company any Restricted Employee or offer employment or engagement to any Restricted Employee with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on business which is (or intends to be) similar to or in competition with the Restricted Business in whole or in part; and

v)	induce, solicit or entice or endeavour to induce, solicit or entice away from any Group Company anyone (other than any Restricted Employee) in the engagement or employment by any Group Company or offer employment or engagement to such person with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on business which is (or intends to be) similar to or in competition with the Restricted Business in whole or in part.

b)	Each of the paragraphs contained in Clause 6 a) constitutes an entirely separate, independent and severable covenant. If any covenant is found to be invalid or unenforceable, this will not affect the validity or enforceability of any of the other covenants. While you and the Company consider the restrictions set out in Clause 6 a) to be reasonable and necessary in all the circumstances for the protection of the legitimate interests of the Group, it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Group but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner, then the restrictions set out in Clause 6 a) shall apply with such deletions or restrictions or limitations as the case may be.

c)	Following the Last Employment Date, you will not represent yourself as being in any way connected with the businesses of the Company or of any other Group Company (except to the extent agreed by such a company).

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d)	Any benefit given or deemed to be given by you to any Group Company under the terms hereof is received and held on trust by the Company for the relevant Group Company. You will enter into appropriate restrictive covenants directly with other Group Companies if asked to do so by the Company.

e)	Part of your remuneration payable under the Employment Agreement is paid in consideration for your undertakings hereunder. You agree that the provisions of this clause are reasonable and necessary for the protection of the legitimate interests and the goodwill of the Company, do not unduly restrict your ability to find appropriate employment after leaving the Company’s employment, and go no further than is necessary to protect the Company’s legitimate business interests.

7.	Surveillance and Data Privacy

You understand that the Company (and the Parent Company, the Shareholders or other Group Company where applicable) will operate surveillance devices in and about their properties and at any equivalent overseas property due to operation necessities. You acknowledge and consent to the lawful:

i)	audio, optical and other surveillance of your activities, including monitoring and recording of your conversations; and

ii)	collection and use of your personal data by the Company, transfer to other Group Companies, for all purposes relating to your Employment, including, without limitation, administering and maintaining personnel records, paying and reviewing salary and other remuneration and benefits, providing and administering benefits, undertaking performance appraisals and reviews, maintaining sickness and other absence records, taking decisions as to your fitness for work, providing information and references to future employers, and if necessary, governmental and quasi-government bodies, providing information to future purchasers and potential purchasers of the Company or any other Group Company, transferring information concerning you outside Macau and Hong Kong, and the lawful monitoring of communications via the Company’s or any other Group Company’s system.

8.	Other Terms and Conditions

The Company reserves the right to transfer you during the course of employment between the Group Companies and/or companies within the Shareholders’ group to meet business requirements or for operational reasons. Upon acceptance by you, such transfer will be constructed as a continuation of employment under this Agreement (subject only to the change of the employment entity and, if applicable, any adjusted terms to be mutually agreed between the parties).

9.	Intellectual Property Rights

(a)	You hereby agree that any Intellectual Property Rights (as defined below) either alone or jointly with others created, generated, made, conceived, authored, developed or acquired by you at any time (whether or not during normal working hours) during the term of your Employment, whether or not being rights made in the course of the Employment in conjunction with or in any way affecting or relating to the business of the Company, any Group Company or of any of its affiliates or capable of being used or adapted for use therein or in conjunction therewith, shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company, any Group Company or any of its affiliates as the Company may direct.

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(b)	You hereby waive unconditionally and irrevocably all your moral rights and rights of a similar nature (including those rights arising under laws) in respect of any work (including works which may come into existence after the date hereof) in which copyright may subsist, created by you during the Employment in each jurisdiction throughout the world, to the extent that such rights may be waived in each respective jurisdiction. This waiver extends to any and all acts of the Company and its successors, assigns and licensees and acts of third persons done with the authority of the Company and its successors and assigns.

(c)	For the purposes of this Agreement, Intellectual Property Rights means a category of tangible and intangible rights protecting commercially valuable products of the human intellect covering industrial property rights, unfair competition and copyrights, including but not limited to: trademarks, trade names, service marks, designs, character names, domain names, business names, patent rights, inventions confidential information and trade secret rights, know how, publicity rights, copy and moral rights, rights against unfair competition, database rights, topography rights, photographs, electronic video or images, all computer generated drawings and designs in their original format or design rights or any rights similar or analogous to any of the foregoing whether registered or unregistered or any right or any application for registration of the same or interest of any kind arising out of or created in respect of any of the foregoing together with rights in logos, symbols, emblems, insignia, trade dress, know-how and other identifying material and any other similar industrial and intellectual property in any country in the world, in, or arising as a result of, the provision of the Employment, including any such rights not yet in existence.

(d)	This clause shall survive after the termination of this Agreement.

10.	Prohibition of Gambling and Responsible Gaming Commitment

a)	During your Employment, you are prohibited from gambling at any gaming facility or operation (including any electronic or internet-based gaming facility or operation) operated or offered by Melco Resorts (Macau) Limited or any of the Group Companies. The Company will strictly enforce this prohibition and any contravention may subject you to disciplinary action (including termination of employment for cause).

b)	The Company is fully committed in promoting responsible gaming and a healthy lifestyle for its staff and families. In this regard, the Company strongly believes that a person working for the gaming industry or its ancillary industries should not use its free time to gamble or to go to casinos. As part of the Company´s pro-active approach to responsible gaming we strongly recommend that while not on duty and during your free time you do not gamble and do not go to casinos or other gaming facility operations such as slots machines clubs.

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11.	Definition

In the Agreement (including the Employment Agreement and Appendices), the following terms shall have the meanings set forth below unless the context clearly indicates the contrary:

•	“Base Salary” has the meaning given in the Employment Agreement;

•	“Capacity” means as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity;

•	“Cause” means (1) any serious breach by you of the terms of Employment, (2) continued failure to perform your duties and responsibilities of your job position to the standard reasonably required by the Company (or to follow a lawful order or direction of the Company), other than any such failure resulting from your sickness or disability, (3) serious misconduct, willful act or omission not done in good faith or in furtherance of the interests or business of the Company, (4) dishonesty, fraud, embezzlement or any other serious criminal offence committed by you (other than trivial traffic offence), (5) habitual neglect of your duties under the Agreement, (6) any act that brings disrepute to the Group and/or the Shareholders or such other mischief or unauthorized act as mentioned in the Employee Handbook and/or Group Company policies, or (7) any other ground on which the Company is entitled to terminate your Employment;

•	“Commencement Date” has the meaning given in the Employment Agreement;

•	“Company” means the employer company to the Agreement as set out in the opening paragraph of the Employment Agreement;

•	“Confidential Information” means all private, personal, confidential or proprietary information, tangible or intangible, owned by or pertaining to the Company, the Shareholders or any other Group Company, which information was learned or acquired by you as a result of the Employment with the Company. Without limiting the generality of the preceding sentence “Confidential Information” shall include, but not limited to, all the Company, the Shareholders or any other Group Company’s ideas, trade secrets, training programs and techniques, proprietary ideas and concepts, business methods, lists of customers, strategic plans, recipes, legal advice, financial, commercial or competitive information, technical knowledge, concepts, decisions, programs, processes, procedures, innovations, inventions, market intelligence and database information, secret formulas, player rating and credit line information, customer information and data, sales data, costs data, profit data, marketing methods, credit and collection techniques, strategic planning data and financial planning data, analyses, compilations, studies or other documents, whether prepared by you or not; however “Confidential Information” shall not include information or data that: (i) is or becomes generally available to the public, (ii) is or becomes available to you from a third party which is entitled to disclose it without restriction, or (iii) was known to you from previous business experience before the Employment;

•	“Customer” means any person with whom you or anyone working under your supervision or control deals personally who, at the Last Employment Date, is negotiating with the Company or any Group Company for Restricted Business or with whom the Company or any Group Company has conducted any Restricted Business at any time during the final [time period] of the Employment;

•	“Employment” means the employment between you and the Company;

•	“Group” means together (i) the Company, (ii) Parent Company and (iii) every company which is for the time being a direct or indirect Holding company or subsidiary of the Company or Parent Company or, in respect of which either the Company or Parent Company holds at least 30% of the voting rights;

•	“Group Company” means a member of the Group and the expression “Group Companies” will be interpreted accordingly;

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•	“Holding Company” and “Subsidiary” have the meanings given in sections 13 and 15 of the Companies Ordinance, Cap 622 of the Hong Kong SAR, respectively;

•	“Last Employment Date” means the date on which your Employment terminates for any reason whatsoever;

•	“Melco Resorts (Macau) Limited” means a company in which the Parent Company is the major shareholder that is the holder of license to carry out games of fortune and chance and other games in casino in Macau;

•	“Other Restricted Area” means any country, territory or region in [area], other than the Restricted Area, in which any competitor of the Company or any Group Company carries on or intends to carry on any business wholly or partly similar to or in competition with any Restricted Business as at the Last Employment Date;

•	“Parent Company” means Melco Resorts & Entertainment Limited;

•	“Restricted Area” means [area] and any other country, territory or region in which the Company or any Group Company carries on or intends to carry on any Restricted Business as at the Last Employment Date;

•	“Restricted Business” means and includes the operation of gaming machines and the ownership and/or management of gaming venues or casinos and all other commercial activities carried on or to be carried on by the Company or any other Group Company in which you worked or about which you knew Confidential Information to a material extent at any time during the final two years of the Employment;

•	“Restricted Employee” means any person who is employed or engaged by any Group Company and who could damage the interests of any Group Company if he were involved in any Capacity in any business concern which competes with or is similar to any Restricted Business in whole or in part, and with whom you dealt in the course of your Employment;

•	“Restricted Period” means the period of [time period] after the Last Employment Date for Clause 6 a) i) and Clause 6 a) ii); and the period of [time period] after the Last Employment Date for Clause 6 a) iii), Clause 6 a) iv), and Clause 6 a) v) respectively;

•	“Shareholder(s)” means any direct or indirect shareholders of the Company, including Melco International Development Limited together with their respective subsidiaries, and their successors;

•	“You” and “you” means the employee to the Agreement as set out in the opening paragraph of the Employment Agreement.

Acknowledgement and acceptance as part of the Agreement

Accepted and agreed by:

Name:
Nationality:
Passport
Date:

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[Name of Employee]

[Address]

[Date]

FORM OF EMPLOYMENT AGREEMENT_B

PRIVATE & CONFIDENTIAL

Dear [Name of Employee],

We are pleased to make an offer of employment to you upon the terms and conditions as outlined in this Employment Agreement as well as in the attached Appendices hereto (which will collectively constitute the “Agreement” between you and Studio City Entertainment Limited, a company duly incorporated and existing under the laws of Macau (the “Company”)). This offer is subject to the conditions set out in Clause 1 in Appendix 2.

1.	Term/ Contract Duration

You will be appointed to the position of [Position] effective from [Date]. Your employment entity is the Company.

2.	Remuneration

Your base salary will be                  per annum (the “Base Salary”) less appropriate professional tax in Macau and will be paid on a regular basis as advised by the Company. There will be an annual review during the Company’s general annual base salary review period; for clarification, a review does not necessarily result in an increase of your Base Salary. The first review will not occur earlier than                 .

3.	Exemption of Working Hours

a)	The position to which you are being appointed is a management position and you agree that due to your functions and inherent duties and responsibilities you will be exempt of a working schedule.

b)	You waive the normal working hours contemplated by law and acknowledge that you may be required to work beyond normal working hours in order to complete the duties and responsibilities of your position and your remuneration includes a component to work beyond normal working hours, notwithstanding your rights and guarantees including rest periods, mandatory holidays and annual leave.

4.	Annual Bonus Plan

You will be eligible to participate in the Group’s discretionary bonus plan (the “Bonus Plan”, with any award under such plan being referred to as the “Bonus”) in accordance with the prevailing terms and conditions. Please refer to Clause 4 in Appendix 2 for terms and conditions. Your relevant business unit is Studio City, unless otherwise indicated by the Company.

5.	Long Term Incentive Plan

a)	From time to time, the Parent Company may issue a Parent Group wide equity grant to Employees, as determined by the board and the compensation committee of Parent Company. You may be considered as a potential recipient of such equity grants, if and when a Parent Group wide issuance is determined, subject to approval of SCH. The equity grant to Employees is an absolutely discretionary plan, and is not an entitlement. The terms of equity grants will be subject to the rules of the equity grant program at that time.

b)	Hire-On Equity: Upon commencement of Employment you will be eligible to receive “MLCO” shares recommended as follows, and the terms below are subject to the recommendation of the Parent Company Board’s Compensation Committee:

i)	Equity value of US$ ;

ii)	Equity mix of % restricted shares and % share options;

iii)	Grant date will be your Employment Commencement Date, or if your Employment Commencement Date falls within a non-trading period, the first day that the trading window is open subsequent to your Employment Commencement Date;

iv)	Grant price will be the closing price of MLCO ADS on NASDAQ on the grant date, the exercise price for the share options will be the closing price on the grant date, or the average closing price for the 5 business days immediately preceding the grant date, whichever is higher;

v)	Award will vest in tranches in years, % will vest on the anniversary of grant date, and the remaining % will vest on the anniversary of grant date.

6.	Employee Benefits

You will be provided with the corresponding Employee Benefits programs as summarized in Appendix 1.

7.	Governing Law

This Employment Agreement and Appendices are governed by and shall be interpreted and construed in accordance with the laws of Macau. The parties agree to submit to the exclusive jurisdiction of the courts of Macau as regards any dispute, claim or matter arising under this Agreement.

All headings to clauses herein are inserted for convenience only and shall not affect the construction of this Agreement. Words importing the singular number shall include the plural and vice versa and a gender shall include all genders and the neuter.

We would like to take this opportunity to congratulate you on your new position with us. We would request that you keep all the terms and benefits described in this Agreement confidential.

Please indicate your acceptance of the foregoing terms by signing in the space provided and initialing each page and returning the duplicate original of this Agreement to Human Resources Department.

For and on behalf of

Studio City Entertainment Limited

By

[Name]
Authorized Signatory

Acknowledgement and Acceptance

Accepted and Agreed by:

Name
ID Card No.:
Date:

Enclosure:	Appendix 1: Employee Benefit Summary
Appendix 2: Other Terms and Conditions
Appendix 3: Code of Business Conduct and Ethics

APPENDIX 2

Other Terms and Conditions

1.	Conditions of the Present Offer of Employment and Regulatory Approval

a)	This offer is subject to your possession of a valid working visa in Macau, unrestraint availability for employment, satisfactory outcome of a pre-employment medical, reference and probity checks if required.

b)	Your Employment continues to be subject to the Parent Group’s security checks and may be conditional upon you maintaining a license issued by a regulatory authority, including in Macau.

c)	You must advise the Company if you are charged with or convicted of any criminal offence, on the commencement or finalization of any civil proceedings in which you are involved as a party, on the commencement of any bankruptcy proceedings against you, on the making of any default judgment against you, or upon you making any change of name or residential address. Failure to make such advice may lead to suspension or cancellation of your license and disciplinary action including termination of Employment.

2.	Duties and Responsibilities

a)	You agree that you will comply with the Company’s Policies and Procedures as determined or varied from time to time by the Company and that such Policies and Procedures shall form part of the Agreement. Some of the Company’s Policies and Procedures provide that a failure to comply may result in disciplinary or other action being taken by the Company. You must familiarize yourself with all Policies and Procedures, to ensure compliance. This appointment is subject to your agreement to the Code of Business Conduct and Ethics (Refer to Appendix 3).

b)	During your Employment, no private software or personal files are allowed in the Company’s and/or the relevant Parent Group Company’s user units, application servers, computer terminals or workstations.

c)	During your Employment it is also prohibited to use or download any software from the Company and/or the relevant Parent Group Company to all your self-owned personal computers units, application servers, computer terminals, workstations, data files, designated sites or printed, electronic, magnetic or optical storage media.

3.	Place of Work

Your principal place of work will be in Macau. You may be required to travel internationally to work at the Shareholders’ offices or other destinations as required by the Company and/or the relevant Group Company with the approval of management.

4.	Annual Bonus Plan

a)	You will be eligible to participate in the Parent Group’s discretionary Bonus Plan in accordance with the prevailing terms and conditions.

b)	Payment of the Bonus shall be based upon the achievement by the Group and/or any Group business units as relevant, of its performance objectives (including without limitation, financial and organizational objectives) in respect of the period to which the Bonus relates (the “Bonus Period”). Payment of the Bonus may also take into account your individual performance during the Bonus Period.

c)	The rules and terms relating to the Bonus Plan (including without limitation, the terms of payment) and the continuation of the Bonus Plan are subject to applicable rules and terms of the Parent Group, which may be amended from time to time at the discretion of the Parent Group, whilst the quantum of Bonus payment based on achievement of the relevant business unit, is at the discretion of and subject to the approval of SCH.

5.	Confidentiality

a)	During the course of your Employment (unless necessary for the performance of your duties hereunder or unless with prior written consent of the Company) and after its termination, you will not directly or indirectly divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any Confidential Information which may come to your knowledge during your Employment, and you will not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to any Parent Group Company.

b)	In the event you become legally compelled to disclose any Confidential Information, you shall provide the Company with prompt written notice so that the relevant Parent Group Company or the relevant Shareholder may seek a protective order or other appropriate remedy. If such protective order or other remedy is not obtained, you shall disclose only that portion of the Confidential Information you are legally compelled to disclose or take only such action as is legally required by binding order and shall exercise your reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by you, including attorneys’ fees, in connection with your compliance with the immediately preceding sentence.

c)	All written documents and other tangible sources of Confidential Information relating to any of the Shareholders or any Parent Group Company or their business belong to such relevant Parent Group Companies and shall be returned to the Company, if requested, and in any event, immediately during the course and upon termination of your Employment.

6.	Probation and Termination of Employment

a)	You will be under a probation period of [applicable time period, if any] from the Commencement Date.

b)	Your Employment with the Company may be terminated in any of the following circumstances:

i)	During the first month of probation, by either party giving to the other immediate notice without compensation;

ii)	during the remaining period of the probation after the first month of Employment, by either party giving to the other 7 days’ prior written notice; after the probationary period, by either party giving to the other not less than [ ] prior written notice;

iii)	on immediate notice if you are terminated for Cause, in which case you will have no claim for damages or any other remedy against the Company.

c)	If your Employment is terminated by either you or the Company on notice, or if you purport to terminate the Employment in breach of contract, the Company may in its absolute discretion by written notice require you not to attend work (or to perform only specified services) until your Employment ends.

d)	During any period for which the Company exercises its rights under Clause 6 (c) (“Garden Leave”), the Company shall not be obliged to provide you with any work or vest any powers in you and you shall have no right to perform any services for the Company.

e)	During any period of Garden Leave, you will:

i)	continue to receive your Base Salary and all other contractual benefits in the usual way;

ii)	remain an Employee of the Company and bound by the terms of the Agreement;

iii)	not, without the prior written consent of the Company, attend your place of work or any other premises of the Company or any other Parent Group Company;

iv)	not, without the prior written consent of the Company, contact or deal with (or attempt contact or deal with) any officer, Employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any other Parent Group Company; and

v)	(except during any periods taken as holiday in the usual way) ensure that the Company knows where you are and how you can be contacted during working hours.

f)	During Garden Leave you are still subject to immediate termination if you are terminated for Cause.

g)	If your Employment is terminated by either you or the Company on notice, or if you purport to terminate the Employment in breach of contract, the Company may at its absolute discretion alter your duties and/or transfer you to another role (such transfer may involve a relocation if agreed) until your Employment ends provided only that:

i)	you have necessary skills and competencies to perform the duties or new role; and

ii)	your total remuneration remains unaltered.

h)	The Company may suspend you from your Employment on full Base Salary at any time to investigate any matter in which the Company reasonably believes you are implicated or involved (whether directly or indirectly) and which might amount to Cause.

i)	Upon termination of your Employment or, if earlier, at the start of a period of Garden Leave;

i)	you shall forthwith cease to use all software of the Company and/or the relevant Parent Group Company and shall not delete or remove such items from such company’s user units, application servers, computer terminals, workstations, data files, designated sites or printed, electronic, magnetic or optical storage media;

ii)	you shall irretrievably delete any information relating to the business of the Company or any Parent Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession, custody, care or control outside the premises of the Company or any Parent Group Company;

iii)	you shall deliver to the Company or the relevant Parent Group Company all materials, records and other information (in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) made, compiled or acquired by you during your Employment and relating to the Company or any other Parent Group Company or its or their business contacts, any keys, credit cards and any other property at the Company or any Parent Group Company which is in your possession, custody, care or control;

iv)	upon the request of the Company, you shall confirm in writing your compliance with your obligations under this Clause 6 (i).

7.	Restrictions after Termination of Employment

a)	The Employee is likely to obtain trade secrets and confidential information and personal knowledge of and influence over suppliers, customers, consultants and Employees of the Parent Group Companies during the course of the Employment. To protect these interests of the Company, the Employee agrees with the Company that he will not during the Restricted Period, directly or indirectly, on the Employee’s own account or on behalf of or in association with any person:

i)	be engaged, concerned, interested or otherwise involved in any Capacity with any business carried on within the Restricted Area which is (or intends to be) wholly or partly similar to or in competition with any Restricted Business (save as the holder as a passive investor only of not more than 5% of the issued ordinary shares of any company listed on NASDAQ or any other recognized investment exchange);

ii)	be engaged, concerned, interested or otherwise involved in any Capacity with any business carried on within the Other Restricted Area which is (or intends to be) wholly or partly similar to or in competition with any Restricted Business (save as the holder as a passive investor only of not more than 5% if the issued ordinary shares of any company listed on NASDAQ or any other recognized investment exchange);

iii)	solicit or seek or endeavour to entice away from any Parent Group Company any business orders or customs of any Customer with a view to providing services to that Customer in competition with or similar to any Restricted Business in whole or in part;

iv)	induce, solicit or entice or endeavour to induce, solicit or entice away from any Parent Group Company any Restricted Employee or offer employment or engagement to any Restricted Employee with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on business which is (or intends to be) similar to or in competition with the Restricted Business in whole or in part; and

v)	induce, solicit or entice or endeavour to induce, solicit or entice away from any Parent Group Company anyone (other than any Restricted Employee) in the engagement or employment by any Parent Group Company or offer employment or engagement to such person with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on business which is (or intends to be) similar to or in competition with the Restricted Business in whole or in part.

b)	Each of the paragraphs contained in Clause 7 a) constitutes an entirely separate, independent and severable covenant. If any covenant is found to be invalid or unenforceable, this will not affect the validity or enforceability of any of the other covenants. While the restrictions set out in Clause 7 a) are considered by the Employee and the Company to be reasonable and necessary in all the circumstances for the protection of the legitimate interests of the Parent Group, it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Parent Group but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner, then the restrictions set out in Clause 7 a) shall apply with such deletions or restrictions or limitations as the case may be.

c)	Following the Termination Date, the Employee will not represent himself/ herself as being in any way connected with the businesses of the Company or of any other Parent Group Company (except to the extent agreed by such a company).

d)	Any benefit given or deemed to be given by the Employee to any Parent Group Company under the terms hereof is received and held on trust by the Company for the relevant Parent Group Company. The employee will enter into appropriate restrictive covenants directly with other Parent Group Companies if asked to do so by the Company.

e)	Part of the remuneration payable to the Employee under the Employee’s employment is paid in consideration for the Employee’s undertakings hereunder. The Employee agrees that the provisions of this clause are reasonable and necessary for the protection of the legitimate interests and the goodwill of the Company, do not unduly restrict your ability to find appropriate employment after leaving the Company’s employment, and go no further than is necessary to protect the Company’s legitimate business interests.

8.	Surveillance and Data Privacy

You understand that the Company (and SCH, the Shareholders or any other Parent Group Company where applicable) will operate surveillance devices in and about their properties and at any equivalent overseas property due to operation necessities. You acknowledge and consent to the lawful:

i)	Audio, optical and other surveillance of your activities, including monitoring and recording of your conversations; and

ii)	collection and use of your personal data by the Company, transfer to other Parent Group Companies, for all purposes relating to your Employment, including, without limitation, administering and maintaining personnel records, paying and reviewing salary and other remuneration and benefits, providing and administering benefits, undertaking performance appraisals and reviews, maintaining sickness and other absence records, taking decisions as to your fitness for work, providing information and references to future Employees, and if necessary, governmental and quasi-government bodies, providing information to future purchasers and potential purchasers of the Company or any other Parent Group Company, transferring information concerning you outside Macau and Hong Kong, and the lawful monitoring of communications via the Company’s or any other Parent Group Company’s system.

9.	Other Terms and Conditions

The Company reserves the right to transfer you during the course of employment between the Group Companies and/or companies within the Parent Group Companies to meet business requirements or for operational reasons. Upon acceptance by you, such transfer will be constructed as a continuation of employment under this Agreement (subject only to the change of the employer company and, if applicable, any adjusted terms to be mutually agreed between the parties).

10.	Intellectual Property Rights

(a)	The Employee hereby agrees that any Intellectual Property Rights (as defined below) either alone or jointly with others created, generated, made, conceived, authored, developed or acquired by the Employee at any time (whether or not during normal working hours) during the Term, whether or not being rights made in the course of the Employment in conjunction with or in any way affecting or relating to the business of the Company or of any of its affiliates or capable of being used or adapted for use therein or in conjunction therewith, shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company or any of its affiliate as the Company may direct.

(b)	The Employee hereby waives unconditionally and irrevocably all of Employee’s moral rights and rights of a similar nature (including those rights arising under laws) in respect of any work (including works which may come into existence after the date hereof) in which copyright may subsist, created by Employee during the employment in each jurisdiction throughout the world, to the extent that such rights may be waived in each respective jurisdiction. This waiver extends to any and all acts of the Company and its successors, assigns and licensees and acts of third persons done with the authority of the Company and its successors and assigns.

(c)	For the purposes of this Agreement, Intellectual Property Rights means a category of tangible and intangible rights protecting commercially valuable products of the human intellect covering industrial property rights, unfair competition and copyrights, including but not limited to: trademarks, trade names, service marks, designs, character names, domain names, business names, patent rights, inventions confidential information and trade secret rights, know how, publicity rights, copy and moral rights, rights against unfair competition, database rights, topography rights, photographs, electronic video or images, all computer generated drawings and designs in their original format or design rights or any rights similar or analogous to any of the foregoing whether registered or unregistered or any right or any application for registration of the same or interest of any kind arising out of or created in respect of any of the foregoing together with rights in logos, symbols, emblems, insignia, trade dress, know-how and other identifying material and any other similar industrial and intellectual property in any country in the world, in, or arising as a result of, the provision of the Employment, including any such rights not yet in existence.

(d)	This clause shall survive after the termination of this Agreement.

11.	Prohibition of Gambling and Responsible Gaming Commitment

a)	During your Employment, you are prohibited from gambling at any gaming facility or operation (including any electronic or internet-based gaming facility or operation) operated or offered by Melco Resorts (Macau) Limited or any of the Parent Group Companies. The Company will strictly enforce this prohibition and any contravention may subject you to disciplinary action (including dismissal).

b)	The Company is fully committed in promoting responsible gaming and a healthy lifestyle for its staff and families. In this regard, the Company strongly believes that a person working for the gaming industry or its ancillary industries should not use its free time to gamble or to go to casinos. As part of the Company´s pro-active approach to responsible gaming we strongly recommend that while not on duty and during your free time you should not gamble and should not go to casinos or other gaming facility operations such as slots machines clubs and not gamble.

12.	Definition

In the Agreement (including the Employment Agreement and Appendices), the following terms shall have the meanings set forth below unless the context clearly indicates the contrary:

•	“Base Salary” has the meaning given in Clause 2 of the Employment Agreement;

•	“Bonus” has the meaning given in Clause 4 of the Employment Agreement;

•	“Capacity” means as agent, consultant, director, Employee, owner, partner, shareholder or in any other capacity;

•	“Cause” means (1) any serious breach by you of the terms of Employment, (2) continued failure to perform your duties and responsibilities of your job position to the standard reasonably required by the Company (or to follow a lawful order or direction of the Company) other than any such failure resulting from your sickness or disability, (3) grave misconduct, willful act or omission not done in good faith or in furtherance of the interests or business of the Company, (4) dishonesty, fraud, embezzlement or any other serious criminal offence committed by you (other than trivial traffic offence), (5) habitual neglect of your duties hereunder, (6) any act that brings disrepute to the Parent Group and/or the Shareholders or such other mischief or unauthorized act as mentioned in the Employee Handbook, or (7) any other ground on which the Company is entitled to terminate your Employment;

•	“Commencement Date” has the meaning given in Clause 1 of the Employment Agreement;

•	“Company” means the employer company to the Agreement as set out in the opening paragraph of the Employment Agreement;

•	“Confidential Information” means all private, personal, confidential or proprietary information, tangible or intangible, owned by or pertaining to the Company, the Group, the Shareholders or any Parent Group Company, which information was learned or acquired by you as a result of the Employment with the Company. Without limiting the generality of the preceding sentence “Confidential Information” shall include, but not limited to, all the Company, the Group, Shareholders or any Parent Group Company’s ideas, trade secrets, training programs and techniques, proprietary ideas and concepts, business methods, lists of customers, strategic plans, recipes, legal advice, financial, commercial or competitive information, technical knowledge, concepts, decisions, programs, processes, procedures, innovations, inventions, market intelligence and database information, secret formulas, player rating and credit line information, customer information and data, sales data, costs data, profit data, marketing methods, credit and collection techniques, strategic planning data and financial planning data, analyses, compilations, studies or other documents, whether prepared by you or not; however “Confidential Information” shall not include information or data that: (i) is or becomes generally available to the public, (ii) is or becomes available to you from a third party which is entitled to disclose it without restriction, or (iii) was known to you from previous business experience before the Employment;

•	“Customer” means any person with whom the Employee or anyone working under the supervision or control of the Employee deals personally who, at the Termination Date, is negotiating with the Company or any Parent Group Company for Restricted Business or with whom the Company or any Parent Group Company has conducted any Restricted Business at any time during the final [time period] of the Employment;

•	“Employment” means the employment between the Employee and the Company;

•	“Group” means together (i) the Company, (ii) SCH and (iii) every company which is from time to time a direct or indirect subsidiary of the Company or SCH or, in respect of which either the Company or SCH holds at least 30% of the voting rights;

•	“Group Company” means a member of the Group and the expression “Group Companies” will be interpreted accordingly;

•	“Holding Company” and “subsidiary” have the meanings given in section 2 of the Companies Ordinance, Cap 622 of the Hong Kong SAR ;

•	“Parent Company” means Melco Resorts & Entertainment Limited;

•	“Parent Group” means together (i) the Parent Company and (ii) every company which is for the time being a direct or indirect Holding company or subsidiary of the Parent Company or, in respect of which the Parent Company holds at least 30% of the voting rights, which includes the Group;

•	“Parent Group Company” means a member of the Parent Group and the expression “Parent Group Companies” will be interpreted accordingly;

•	“Melco Resorts (Macau) Limited” means a company in which the Parent Company is the major shareholder that is the holder of license to carry out games of fortune and chance and other games in casino in Macau;

•	“Other Restricted Area” means [area] and any country, territory or region in Asia and Australasia, other than the Restricted Area, in which any competitor of the Company or any Parent Group Company carries on or intends to carry on any business wholly or partly similar to or in competition with any Restricted Business as at the Termination Date;

•	“Person” includes individual, firm, body corporate, corporation, trust, unincorporated body and association and, in respect of each person who is an individual, his/ her personal representative and, in respect of all persons, their respective successors in title;

•	“Restricted Area” means [area] and any other country, territory or region in which the Company or any Parent Group Company carries on or intends to carry on any Restricted Business as at the Termination Date;

•	“Restricted Business” means and includes the operation of gaming machines and the ownership and/or management of gaming venues or casinos and all other commercial activities carried on or to be carried on by the Company or any other Parent Group Company in which the Employee worked or about which the Employee knew Confidential Information to a material extent at any time during the final two years of the Employment;

•	“Restricted Employee” means any person who is employed or engaged by any Parent Group Company and who could damage the interests of any Parent Group Company if he were involved in any Capacity in any business concern which competes with or is similar to any Restricted Business in whole or in part, and with whom the Employee dealt in the course of the Employee’s employment;

•	“Restricted Period” means the period of [time period] after the Termination Date for Clause 7 a) i) and Clause 7 a) ii); and the period of [time period] after the Termination Date for Clause 7 a) iii), Clause 7 a) iv), and Clause 7 a) v);

•	“Shareholder(s)” means any direct or indirect shareholders of the Company, including the Parent Company and/or Melco International Development Limited, together with their respective subsidiaries, and their successors;

•	“SCH” means Studio City International Holdings Limited;

•	“Signing Date” means the date of your signing of the Agreement;

•	“Termination Date” means the date on which your Employment terminates for any reason whatsoever;

•	“You” and “you” means the Employee to the Agreement as set out in the opening paragraph of the Employment Agreement.

Acknowledgement and Acceptance as part of the Employment Agreement

Accepted and Agreed by:

Name:
ID Type:
ID No.:
Date: